Exhibit 10.86
Date:
To:
From:                                                  , Human Resources
Subject:                              SARS Equity Award Agreement
Congratulations! This is to advise you that the Compensation Committee of the Board of Directors met and has awarded you the following:
GRANTS:

Stock Appreciation Rights (SARs)

SARs Grant:	SARs

SARs Grant Date:

SARs Grant Price:	$ (the average of High and Low price on , , 2007)

SARs Grant Life:	10 years

SARs Grant Vesting Period:	Subject to the applicable terms of the Retail Ventures, Inc. 2000 Stock Incentive Plan (“Stock Incentive Plan” or “Plan”) and this equity agreement [vesting conditions].

Governing Documents:	The SARs are subject to each of the following documents:

1. The Stock Incentive Plan;

2. Your Employment Agreement with Retail Ventures, Inc., effective ; and

3. This SARs Equity Award Agreement.

SAR Rights and Exercise Provisions:	The grant of SARs entitles you only to the right to receive cash under the terms described in this Notice and does not entitle to you to receive any shares of Company common stock. You are not entitled to vote or to receive any dividends associated with any shares of Company stock upon which the SARs are based. The Company will adjust your SARs to reflect the effect of any corporate event within Section 4.3 of the Stock Incentive Plan. When any SARs vest, at or after that time you may exercise the SARS on any day on which the Company’s stock can be traded by you, and by using the same or a similar mechanism by which Company associates exercise stock options. The Company’s Insider Trading Policy applies to any exercise of your SARS. Income tax rules apply to SARs, which is discussed in the Plan’s Prospectus which you should read carefully. Pursuant to such exercise you will be compensated by the Company in the amount of the gain, if any, represented by the difference between the stock closing price on the New York Stock Exchange on the date of the exercise and the strike price per share, less any applicable withholding taxes or amounts. (For example, if you have 10,000 vested SARs, the price is $9.50 a share at the time of the exercise, and the approval price was $5.00, you would be due $45,000 from the Company, less applicable withholdings). The Company will meet its withholding obligation in the manner described in Sections 11.9 and 11.10 of the Stock Incentive Plan. Such exercise of your SARS must be recorded on a Form 4 filed with the SEC within two (2) business days of the exercise. Also, Section 409A of the Internal Revenue Code imposes a 20 percent excise tax on the payment of any severance compensation to certain Company officers if that payment is made within six months of the officer’s employment termination date. If this tax would apply to the redemption of your SARs, if you so request to avoid having this tax imposed on you, or if necessary for the Company to avoid penalties payable by the Company, the Company will defer payment of the redemption amount by six months.
Governing Law. This Award Agreement will be construed in accordance with and governed by the laws of the United States and the laws of the State of Ohio (other than laws governing conflicts of laws).
Conditions to Receiving This Award Agreement: In consideration of receiving this award, you agree to the following obligations and conditions:

     Non-Competition. That for the longer of any period of salary continuation or for one year after terminating employment with the Company or any of its subsidiaries, parent corporation and affiliated entities (collectively “Group” or “Group Member”) you will not, directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Executive was compensated by any Group Member (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with the Group’s or any Group Member’s business, which is understood by the Parties to be the sale of off-price and discount merchandise, including discount and off-price shoes and accessories. Illustrations of businesses that compete with the Group’s business include, but are not limited to, Loehmann’s; The TJX Companies, Inc. (T.J. Maxx; Marshall’s; HomeGoods; A.J. Wright; Marmaxx; Winners); Ross Stores, Inc.; Big Lots Inc.; Kohl’s Corporation; Kmart; J.C. Penney; Saks Off 5th; Stein Mart; Tuesday Morning; QVC, Inc.; HSN (IAC/InterActive Corporation); and Burlington Coat Factory. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Group’s or any Group Member’s business.
     Non-Solicitation of Employees. That during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members, you will [1] not, directly or indirectly, solicit any employee of the Company or any Related Entity to leave employment with the Company or any Related Entity, [2] not, directly or indirectly, employ or seek to employ any employee of any Group Member and [3] not cause or induce any of the Group’s (or Group Member’s) competitors to solicit or employ any employee of any Group Member.
     Non-Solicitation of Third Parties. That during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members you will not, directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Group’s (or any Group Member’s) business interests.
Beneficiary Designation: You may name a Beneficiary or Beneficiaries to receive any SARs to be settled after you die. This may be done only on the attached Beneficiary Designation Forms and by following the rules described in that form.
Your Acknowledgment of Award Conditions
Please review these materials. If you have any questions, please call                      at 614-                    . Once you have reviewed the documents, please sign the form below and return to:
Retail Ventures, Inc.
3241 Westerville Rd.
Columbus, OH 43224
Attn.:
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;

•	I have received a copy of the Plan’s Prospectus;

•	I understand and accept the conditions placed on my Award and understand what I must do to earn my Award;

•	I will consent (in my own behalf and in behalf of my Beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Internal Revenue Code, even if those changes affect the terms of my Award and reduce its value or potential value;

•	I agree that all decisions of the Plan Committee upon any questions arising under the Plan are binding, conclusive and final.

(signature)

Date signed: